Exhibit 5.1

Ashurst Perkins Coie US LLP 1155 Avenue of the Americas 22nd Floor New York, NY 10036-2711	T. +1.212.262.6900 F. +1.212.977.1649 ashurstperkinscoie.com

September 21, 2026

US Elemental Inc.

241 Ridge Street, Suite 210

Reno, Nevada 89501

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to US Elemental Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, including the proxy statement/prospectus forming a part thereof, for the registration of (i) up to 59,304,731 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), to be issued by the Company in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of April 9, 2026 (as it may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), by and among the Company, Constellation Acquisition Corp. I (“CSTA”), HiTech Minerals Inc. (“HiTech”) and the other parties thereto (the “Transaction Shares”), (ii) 1,550 shares of 12.0% Series A Cumulative Convertible Preferred Stock of the Company (the “Series A Preferred Stock”), (iii) up to 347,200 shares of Common Stock (the “Series A Conversion Shares”) issuable upon the conversion of the shares of Series A Preferred Stock (assuming, solely for this purpose, a $5.00 conversion price), which amount represents a good-faith estimate of the maximum amount of shares of Common Stock that may become issuable upon conversion of such Series A Preferred Stock, (iv) up to 347,200 shares of Common Stock (“Series A Warrant Shares”) issuable upon exercise of certain warrants of the Company (the “Series A Warrants”) issued as consideration in the Business Combination to the holders of the Series A Preferred Stock (assuming, solely for this purpose, a $5.00 exercise price), which amount represents a good-faith estimate of the maximum amount of shares of Common Stock that may become issuable upon exercise of such Series A Warrants, (v) 1,550 Series A Warrants, (vi) up to 31,603,570 warrants each representing the right to acquire one share of Common Stock (the “CSTA Warrants”, and, together with the Series A Warrants, the “Warrants”) issued (a) in exchange of warrants representing the right to purchase one Class A Ordinary Share of CSTA and (b) in exchange for certain loans made to CSTA and HiTech prior to the closing of the Business Combination, and (vii) up to 31,603,570 shares of Common Stock (the “CSTA Warrant Shares” and, together with the Series A Warrant Shares, the “Warrant Shares”) to be issued by the Company upon exercise of the CSTA Warrants.

In our capacity as counsel to the Company, we have examined the Registration Statement, the Warrant Agreement relating to the CSTA Warrants, dated as of January 26, 2021, by and between CSTA and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (the “CSTA Warrant Agreement”), the form of Series A Warrant (the “Form of Series A Warrant” and, together with the CSTA Warrant Agreement, the “Warrant Agreements”), the Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinion expressed herein, we have relied on (i) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (ii) information provided in a certificate of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

September 21, 2026

For purposes of the opinions expressed below, we also assume that: (i) the Registration Statement, and any amendments thereto shall have become and be effective pursuant to timely filings under the Securities Act, (ii) the shareholders of CSTA will have adopted the Business Combination Agreement, (iii) the other conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied and such transactions are consummated, (iv) the CSTA Warrant Agreement constitutes a valid and binding obligation of Continental in accordance with its terms, (v) each of CSTA and HiTech will validly assign, and the Company will validly assume, the obligations of CSTA and HiTech under the applicable Warrant Agreement and the Certificate of Designation in connection with the closing of the Business Combination, and (vi) that all applicable corporate proceedings authorizing the issuance of the Common Stock remain in full force and effect at the time such shares are issued in accordance with the Business Combination Agreement.

Based on and subject to the foregoing, we are of the opinion that:

(1)	the Transaction Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions set forth in the Business Combination Agreement, will be validly issued, fully paid and nonassessable;

(2)	upon the assumption of the Series A Preferred Stock by the Company and the filing of the Certificate of Designation with the Delaware Secretary of State, the Series A Preferred Stock will have been duly authorized and, when issued and delivered in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable;

(3)	upon the assumption of the Series A Preferred Stock by the Company and the filing of the Certificate of Designation with the Delaware Secretary of State, the Series A Conversion Shares will have been duly authorized and, when issued and delivered upon conversion of the Series A Preferred Stock, in accordance with the terms and conditions set forth in the Certificate of Designation, will be validly issued, fully paid and nonassessable;

(4)	upon the assumption of the Warrants by the Company pursuant to the terms of the Business Combination Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(5)	upon the assumption of the Warrants by the Company pursuant to the terms of the Business Combination Agreement, the Warrant Shares will have been duly authorized and, when issued and delivered upon exercise of the Warrants, in accordance with the terms and conditions set forth in the applicable Warrant Agreement, subject to the full payment and the exercise price therefor, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court of law in equity or at law).

This opinion is limited to the laws of the State of Delaware and the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ ASHURST PERKINS COIE US LLP